Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated January 10, 2025 (which includes an explanatory paragraph relating to Live Oak Acquistion Corp. V’s ability to continue as a going concern), relating to the financial statements of Live Oak Acquistion Corp. V, as of December 31, 2024 and for the period from November 27, 2024 (inception) through December 31, 2024, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 10, 2025